Exhibit 99.1

NEWS

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Edison International Announces Expiration and Results of Tender Offers for Its 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A

ROSEMEAD, Calif., Dec. 19, 2025 — Edison International (NYSE: EIX) today announced the expiration and results for its previously announced cash tender offers to purchase any and all of its outstanding 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock” and such offer, the “Series B Offer”) and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” and, together with the Series B Preferred Stock, the “Securities” and such offer, the “Series A Offer” and, together with the Series B Offer, the “Offers” and each, an “Offer”), plus Accrued Dividends (as defined below).

The Offers expired on December 19, 2025 at 5 p.m., New York City time (the “Expiration Date”). Based on the count by the depositary for the Offers, as of the Expiration Date, $415,517,000 aggregate liquidation preference of Series B Preferred Stock and $744,975,000 aggregate liquidation preference of Series A Preferred Stock have been validly tendered and not validly withdrawn. The Company has accepted for purchase all such Securities validly tendered and not validly withdrawn as of the Expiration Date.

The consideration for the Securities tendered and accepted for purchase will equal $995 per $1,000 liquidation preference per share of Series B Preferred Stock pursuant to the Series B Offer and $1,000 per $1,000 liquidation preference per share of Series A Preferred Stock pursuant to the Series A Offer, plus Accrued Dividends. As used in connection with the Offers, “Accrued Dividends” means, for each $1,000 liquidation preference per share of Securities, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the Settlement Date (as defined below) of the Offers, assuming for purposes of the Offers that a dividend for such Security had in fact been declared during such period. The date on which the Company will pay the aggregate purchase price for all validly tendered and not validly withdrawn Series B Preferred Stock and Series A Preferred Stock that are accepted for purchase is referred to as the “Settlement Date.”

All conditions to the Offers were deemed satisfied or waived by the Company by the Expiration Date. The Company expects that the Settlement Date will be December 23, 2025.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has filed with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at sec.gov.

Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Santander US Capital Markets LLC are acting as dealer managers for the Offers. For additional information regarding the terms of the Offers, please contact: Barclays Capital Inc. at 800-438-3242 (toll-free) or 212-528-7581 (collect); J.P. Morgan Securities LLC at 866-834-4666 (toll-free) or 212-834-4818 (collect); Mizuho Securities USA LLC at 866-271-7403 (toll-free) or 212-205-7741 (collect); or Santander US Capital Markets LLC at 855-404-3636 (toll-free) or 212-350-0660 (collect). To confirm delivery of Securities, please contact Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the Offers, at 855-654-2015 (toll-free) or 212-430-3774 (collect).

About Edison International

Edison International (NYSE: EIX) is one of the nation’s largest electric utility holding companies, focused on providing clean and reliable energy and energy services through its independent companies. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison Company, a utility delivering electricity to approximately 15 million people across Southern, Central and Coastal California. Edison International is also the parent company of Trio (formerly Edison Energy), a portfolio of nonregulated competitive businesses providing integrated sustainability and energy advisory services to large commercial, industrial and institutional organizations in North America and Europe.

Safe Harbor Statement for Investors

Statements contained in this press release about expectations regarding the Offers, financings and other statements that do not directly relate to a historical or current fact are forward-looking statements. In this press release, the words “expects,” “will” and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Edison International’s Form 10-K and other reports filed with the SEC, which are available on our website: edisoninvestor.com. Edison International has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.